Exhibit 99.1

Gladstone Investment Corporation Expands Credit Facility 75% to $185 Million with Addition of
Four New Lenders

McLean, VA, September 22, 2014: Gladstone Investment Corporation (NASDAQ: GAIN) (“Gladstone Investment” and the “Company”) announced today that on September 19, 2014, it increased its borrowing capacity on its line of credit by $80 million to $185 million in aggregate with the addition of four new lenders. Through its wholly-owned subsidiary, Gladstone Business Investment, LLC, the Company is a party to Amendment No. 1 to the Fifth Amended and Restated Credit Agreement (the “Credit Agreement”), which was entered into on June 26, 2014, with Key Equipment Finance, a division of Keybank National Association, Branch Banking and Trust Company, Everbank Commercial Finance, Inc. and Alostar Bank of Commerce. The Credit Agreement provided for a 3-year $105 million credit facility but allowed the credit facility to be expanded by up to $145 million, to a total facility amount of $250 million, through additional commitments of existing or new committed lenders. On September 19, 2014, the Company increased its borrowing capacity under the Credit Agreement from $105 million to $185 million by adding four new lenders: East West Bank, Manufacturers and Traders Trust, Customers Bank, and Talmer Bank and Trust.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Gladstone Investment has paid 110 consecutive monthly cash distributions on its common stock.

Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com. For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Investment Corporation: +1-703-287-5893